Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Prospectus constituting a part of this Amendment no. 5 to the Registration Statement on Form S-4 of our report dated April 23, 2025 (which includes an explanatory paragraph relating to Fusemachines Inc. and its subsidiaries’ ability to continue as a going concern), on our audit of the consolidated financial statements of Fusemachines Inc. and its subsidiaries as of December 31, 2024 and 2023, and for each of the years in the two-year period ended December 31, 2024, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ KNAV CPA LLP

KNAV CPA LLP

Atlanta, Georgia

June 24, 2025